SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: January 23, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
SIGNATURES

Item 3.02 Unregistered Sales of Equity Securities
     On January 18, 2006, Arjun C. Waney exercised warrants to purchase 140,000 shares of common stock of Akorn, Inc. (“we,” “our,” “us,” or “Akorn”) at an exercise price of $1.10 per share by providing us with notice of his election to exercise on a cashless exercise basis. By exercising on a cashless basis, the number of shares of common stock that would otherwise be acquired upon the exercise of such warrants was reduced by 36,235, an aggregate value of $153,999 as of the exercise date. Accordingly, Mr. Waney was issued 103,765 shares of our common stock upon exercise of such warrants. Also on this date, Mr. Waney exercised warrants to purchase 666,667 shares of our common stock at an exercise price of $1.00 per share by notifying us of his election to exercise on a cashless basis. By exercising on a cashless basis, the number of shares of common stock that would otherwise be acquired upon the exercise of such warrants was reduced by 156,863, an aggregate value of $666,668 as of the exercise date. Accordingly, Mr. Waney was issued 509,804 shares of our common stock upon exercise of such warrants.
     On January 23, 2006, Argent Fund Management Ltd. exercised warrants to purchase 5,000 shares of our common stock at an exercise price of $1.10 per share. Also on this date, Argent Fund Management Ltd. exercised warrants to purchase 89,067 shares of our common stock at an exercise price of $1.00 per share.
     All of the shares of our common stock issued upon the foregoing exercises were made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: January 27, 2006